EXHIBIT 5.1

Timothy J. Moore

T: +1 650 843 5690

mooretj@cooley.com

November 8, 2013

ZELTIQ Aesthetics, Inc.

4698 Willow Road, Suite 100

Pleasanton, CA 94588

Ladies and Gentlemen:

You have requested our opinion, as counsel to ZELTIQ Aesthetics, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the sale by certain selling stockholders (the “Selling Stockholders”) of the Company, of up to 5,175,000 shares of the Company’s common stock, par value $0.001 (the “Selling Stockholder Shares”), pursuant to a Registration Statement (No. 333-190620) on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on August 14, 2013, and the prospectus dated August 30, 2013 as filed with the Commission on November 5, 2013 (the “Base Prospectus”), and the prospectus supplement dated November 7, 2013 relating to the Selling Stockholder Shares, filed or to be filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). All of the Selling Stockholder Shares are to be sold by the Selling Stockholders as described in the Registration Statement, the Base Prospectus and the Prospectus Supplement pursuant to that certain Underwriting Agreement, dated November 7, 2013, by and among the Company, the Selling Stockholders and Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as the representatives of the several underwriters named therein.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Company’s Amended and Restated Certificate of Incorporation, as amended, and its Amended and Restated Bylaws, as amended, in each case as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. We have undertaken no independent verification with respect to such matters. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion herein is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We express no opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares have been validly issued and are fully paid and non-assessable.

November 8, 2013

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Timothy J. Moore
Timothy J. Moore